Exhibit 99.1

FOR IMMEDIATE RELEASE

C2 COMMUNICATIONS TECHNOLOGIES INC. SETTLES LAWSUIT AGAINST
QWEST, GLOBAL CROSSING, AND LEVEL 3

MARSHALL, TEXAS, September 26, 2008 - C2 Communications Technologies Inc. (“C2”), a subsidiary of C2 Global Technologies Inc. (OTCBB:COBT), announces that it has settled its patent infringement litigation against Qwest, Global Crossing, and Level 3 by entering into a Settlement and License Agreement. The Settlement and License Agreement also includes Sonus Networks, Inc. as a licensee. The terms of the Settlement and License Agreement are confidential.

The Settlement and License Agreement effectively concludes C2’s lawsuit that was filed in June, 2006 against AT&T, Inc., Verizon Communications, Inc., Qwest Communications International, Inc., Bellsouth Corporation, Sprint Nextel Corporation, Global Crossing Limited, and Level 3 Communications, Inc in the Marshall Division of the United States District Court for the Eastern District of Texas. C2’s Complaint alleged that the defendants' services and systems utilizing Voice over Internet Protocol (“VoIP”) infringe C2's U.S. Patent No. 6,243,373, (the “’373 Patent”) entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System.”

C2 Global Technologies, Inc. is a subsidiary of Counsel Corporation (TSX:CXS).

About C2 Global Technologies Inc.

C2's business is focused on licensing its patents, which include two foundational patents in Voice over Internet Protocol ("VoIP") technology. C2 plans to realize value from its intellectual property by offering licenses to service providers, equipment companies and end-users that are deploying VoIP networks for phone-to-phone communications. C2 also invests in Internet-based e-commerce businesses. For further information, please visit C2's website at www.c-2technologies.com.

Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management's exercise of business judgment as well as assumptions made by, and information currently available to, management. When used in this document, the words "may", "will", "anticipate", "believe", "estimate", "expect", "intend", and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Contact:	Stephen A. Weintraub
Executive Vice President, Secretary & CFO
Tel: (416) 866-3058
E-mail: sweintraub@c-2technologies.com